                                                                      EXHIBIT 12

                      H.J. HEINZ COMPANY AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                First Quarter
                                                    Ended                             Fiscal Years Ended
                                                -------------   --------------------------------------------------------------
                                                                  May 1,       May 2,       May 3,     April 28,    April 29,
                                                  July 31,         2002         2001         2000         1999         1998
                                                    2002        (52 Weeks)   (52 Weeks)   (53 Weeks)   (52 Weeks)   (52 Weeks)
                                                -------------   ----------   ----------   ----------   ----------   ----------
Fixed Charges:
  Interest expense*..........................     $ 70,438      $  297,315   $  335,531   $  271,597   $  260,743   $  260,401
  Capitalized interest.......................           --              48        8,396           --           --        1,542
  Interest component of rental expense.......        7,473          32,315       28,096       32,274       29,926       30,828
                                                  --------      ----------   ----------   ----------   ----------   ----------
    Total fixed charges......................     $ 77,911      $  329,678   $  372,023   $  303,871   $  290,669   $  292,771
                                                  --------      ----------   ----------   ----------   ----------   ----------
Earnings:
  Income before income taxes.................     $270,746      $1,278,590   $  673,058   $1,463,676   $  835,131   $1,254,981
  Add: Interest expense*.....................       70,438         297,315      335,531      271,597      260,743      260,401
  Add: Interest component of rental
    expense..................................        7,473          32,315       28,096       32,274       29,926       30,828
  Add: Amortization of capitalized
    interest.................................          432           1,862        2,129        2,799        3,050        3,525
                                                  --------      ----------   ----------   ----------   ----------   ----------
    Earnings as adjusted.....................     $349,089      $1,610,082   $1,038,814   $1,770,346   $1,128,850   $1,549,735
                                                  --------      ----------   ----------   ----------   ----------   ----------
  Ratio of earnings to fixed charges.........         4.48            4.88         2.79         5.83         3.88         5.29
                                                  ========      ==========   ==========   ==========   ==========   ==========

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* Interest expense includes amortization of debt expense and any discount or premium relating to indebtedness.